Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

COLLECT HOLDINGS, INC.,

COLLECT ACQUISITION CORP.

AND

NCO GROUP, INC.

Dated as of July 21, 2006

i

TABLE OF CONTENTS
(continued)

ANNEXES

Annex 1	Guarantee

EXHIBITS AND SCHEDULES

Exhibit 1	Rollover Shareholders
Exhibit 1.4(c)	Form of Post-Merger Company Articles
Exhibit 5.4(b)	Parent’s Brokers
Exhibit 5.7	Form of Press Release

DEFINED TERMS

Page

Acceptable Confidentiality Agreement	36	Current Company SEC Reports	8
Acquisition	1	Current Premium	41
Acquisition Common Stock	3	D&O Insurance	41
Adverse Recommendation Change	35	Default	12
Agreement	1	Effective Time	2
Alternative Financing	42	Environmental Law	21
Antitrust Division	43	Equity Commitment Letter	29
Articles of Merger	2	Equity Financing	29
Assets	30	ERISA	18
Bank Financing	29	ERISA Affiliate	18
Business Day	2	Exchange Act	13
Capitalization Date	10	Excluded Shares	3
Certificates	3	Expenses	37
CFSC Agreement	31	Financing Letters	29
Citizens Loan Agreement	11	Financing	29
Claim	40	Foreign Plans	19
Closing	2	FTC	43
Closing Date	2	GAAP	9
Code	6	Governmental Entity	13
Company	1	Guarantee	29
Company Acquisition Proposal	36	Hazardous Materials	21
Company Articles	2	HSR Act	13
Company Common Stock	3	Indebtedness	25
Company Disclosure Schedule	8	Indemnified Person	40
Company Leased Property	23	Intellectual Property	22
Company Licensed Intellectual Property	22	Law	5
Company Litigation	16	Lenders	28
Company Material Adverse Effect	9	Letter of Transmittal	4
Company Owned Intellectual Property	22	Liens	11
Company Permit	15	Meeting Date	45
Company Plan	17	Merger	1
Company Preferred Stock	10	Merger Consideration	3
Company Representatives	34	Merger Fund	4
Company RSUs	7	Multiemployer Plan	18
Company SEC Documents	14	Multiple Employer Plan	18
Company Shareholder Approval	12	Nasdaq	5
Company Stock Options	6	OEP	29
Company Termination Fee	37	Option Treatment	6
Company Warrants	8	Order	5
Competition Laws	13	Parent	1
Confidentiality Agreement	34	Parent Disclosure Schedule	27
Credit Suisse	21	Parent Material Adverse Effect	28

Page

Parent Termination Fee	38	Senior Bank and Bridge Loan Commitment Letter	28
Paying Agent	4	Special Committee	1
PBCL	1	Special Meeting	47
Per Share Merger Consideration	3	Specified Sections	48
Permitted Alternative Agreement	51	Stock Plans	6
Permitted Encumbrances	12	Subsequent Transaction	38
Person	10	Subsidiary	10
Proxy Statement	13	Superior Proposal	36
Qualified Plan	18	Surviving Corporation Preferred Stock	3
Real Property	12	Surviving Corporation	2
Required Vote	21	Tax	16
Rollover Agreement	1	Tax Return	16
Rollover Shareholders	1	Taxes	16
Sarbanes-Oxley Act	14	Termination Date	50
Schedule 13E-3	13	Violation	13
Securities Act	14

v

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2006 (this “Agreement”), is made and entered into by and among COLLECT HOLDINGS, INC., a Delaware corporation (“Parent”), COLLECT ACQUISITION CORP., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Acquisition”), and NCO GROUP, INC., a Pennsylvania corporation (the “Company”).

RECITALS

     WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company (in the case of the Company acting on the recommendation of a special committee (the “Special Committee”) formed for the purpose of representing the Company in connection with the possible transactions contemplated hereby) has deemed it advisable and in the best interests of their respective companies and shareholders for Acquisition to merge with and into the Company (the “Merger”) in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company has each adopted resolutions approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement;

     WHEREAS, each of the shareholders of the Company listed on Exhibit 1 hereto (the “Rollover Shareholders”) has concurrently with the execution of this Agreement executed an agreement (a “Rollover Agreement”), dated as of the date hereof, pursuant to which each such Rollover Shareholder has agreed on the terms set forth therein to contribute the number of shares of Company Common Stock (as hereinafter defined) set forth opposite each such shareholder’s name on Exhibit 1 under the heading “Rollover Shares” to Parent in exchange for shares of Parent capital stock immediately prior to the Merger;

     WHEREAS, after the date hereof and prior to the Effective Time (as hereinafter defined), additional shareholders of the Company may enter into Rollover Agreements, and Parent shall have the right to amend Exhibit 1 to reflect such new additional Rollover Agreements; and

     WHEREAS, Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PBCL, Acquisition shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation under the name “NCO Group, Inc.” and shall succeed to and assume all of the rights and obligations of the Company and Acquisition in accordance with the PBCL. As the context requires, the Company is sometimes hereinafter referred to as the “Surviving Corporation.”

1.2. Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the consummation of the Merger (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver (subject to applicable Law (as hereinafter defined)) of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (and, in any event, not more than two (2) Business Days following the satisfaction or waiver of all such conditions) (the “Closing Date”), at the offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103, unless another date, time or place is agreed to in writing by the parties hereto. “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in the Commonwealth of Pennsylvania or the State of New York.

1.3. Effective Time of the Merger. At Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the Commonwealth of Pennsylvania as provided in the PBCL. The Merger shall become effective upon such filing or at such time thereafter as Parent, Acquisition and the Company shall agree and specify in the Articles of Merger (the “Effective Time”).

1.4. Effects of the Merger.

(a) The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the PBCL.

(b) The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

(c) Effective upon and as part of the Merger, the articles of incorporation of the Company (“Company Articles”) shall be amended in its entirety to be the same as set forth in Exhibit 1.4(c) and, as so amended, shall be the articles of incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with its terms and the PBCL.

(d) The Company shall take all required corporate action so that the bylaws of Acquisition as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation following the Merger (other than provisions relating to indemnification and advancement of expenses, which shall not be amended) until thereafter amended in accordance with the PBCL, the articles of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES
OF THE COMPANY AND ACQUISITION; EXCHANGE PROCEDURES

2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, no par value per share, of the Company (the “Company Common Stock”), the holder of any shares of capital stock of Parent or the holder of any shares of common stock, no par value per share, of Acquisition (the “Acquisition Common Stock”):

(a) Common Stock of Acquisition. The shares of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become 35,000,000 fully paid and nonassessable shares of common stock, no par value per share, of the Surviving Corporation and 370,000 shares of fully paid and nonassessable shares of Series A Cumulative Compounding Preferred Stock, no par value per share, of the Surviving Corporation, having the rights and preferences and other terms set forth on Exhibit 1.4(c) hereto (the “Surviving Corporation Preferred Stock”).

(b) Cancellation of Treasury Stock and Company Common Stock Owned by Parent or Acquisition. Each share of Company Common Stock that is owned by Parent (including shares listed on Exhibit 1 and other shares acquired by Parent prior to the Effective Time pursuant to Rollover Agreements) or Acquisition or held in the treasury of the Company (collectively, the “Excluded Shares”) shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares shall be converted into the right to receive from the Surviving Corporation an amount of cash payable without interest and equal, to $27.50 (the “Per Share Merger Consideration” or when referred to in the aggregate, the “Merger Consideration”).

(d) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Excluded Shares) that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (the “Certificates”) representing any shares of Company Common Stock being converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.1(c) shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive a cash amount equal to the product of the Per Share Merger Consideration multiplied by the number of shares so represented, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b).

(e) Certain Adjustments. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Per Share Merger Consideration payable with respect to each share of Company Common Stock shall be equitably adjusted to reflect such event.

2.2. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a U.S. commercial bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates in accordance with Section 2.1(c). At the Effective Time, the Surviving Corporation shall deposit (or cause to be deposited) by wire transfer of immediately available funds with the Paying Agent, an amount equal to the Merger Consideration in accordance with this Article II (such cash consideration being hereinafter referred to as the “Merger Fund”). The Paying Agent shall, pursuant to irrevocable instructions of the Surviving Corporation given on the Closing Date, make payments of the Per Share Merger Consideration out of the Merger Fund. The Merger Fund is for the benefit of the holders of such Certificates, and shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or deliver to each Person (as hereinafter defined) who was, at the Effective Time, a holder of record of Company Common Stock and whose shares are being converted into the Per Share Merger Consideration pursuant to Section 2.1(c) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as the Surviving Corporation may reasonably specify) containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company Common Stock for the Per Share Merger Consideration as provided herein (each a “Letter of Transmittal”). As soon as reasonably practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates and Letter of Transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and acceptance thereof by the Paying Agent (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), be entitled to an amount of cash (payable by check) equal to the product of the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If cash is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the product of the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate upon such surrender as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Per Share Merger Consideration.

(c) No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation for transfer, they shall be cancelled, delivered to the Paying Agent and exchanged for cash as provided in this Article II.

(d) Termination of Merger Fund. Any portion of the Merger Fund which remains unclaimed by any holders of Certificates one year after the Effective Time shall be delivered to the Surviving Corporation; provided, however, that the relevant payment obligations arising under this Agreement with respect to the amount being returned shall not be discharged. No party to this Agreement shall be liable to any Person for any portion of cash from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other applicable Law. As used in this Agreement, (i) “Law” shall mean any provision of law, statute, treaty, rule, regulation, ordinance, the National Association of Securities Dealers Automatic Quotation System (“Nasdaq”) or other stock exchange rule or listing requirement, permit, authorization or pronouncement having the effect of law, whether foreign, federal, state or local, or any Order, whether foreign, federal, state or local to which, in each case, such Person or its Subsidiaries or any of their respective properties, operations, business or assets is bound or subject, and (ii) “Order” shall mean any writ, judgment, decree, award, consent decree, waiver, stipulation, consent, settlement agreement, subpoena, complaint, citation, notice, summons, temporary restraining order, temporary or permanent injunction, stay, ruling or order of any Governmental Entity.

(e) Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund in an interest bearing money market account, as directed by the Surviving Corporation. Any interest and other income resulting from such investments net of any expenses or fees of the Paying Agent shall be paid to the Surviving Corporation.

(f) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law, and the Surviving Corporation or the Paying Agent, as the case may be, shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the execution of an indemnity agreement or the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration payable pursuant to this Agreement.

2.3. Effect of the Merger on Company Stock Options, Restricted Stock Units and Warrants.

(a) Prior to the Effective Time, the Board of Directors of the Company or any committee administering the Company’s stock option and other equity incentive plans, programs and arrangements, including, without limitation, the Company’s Amended and Restated 1995 Stock Option Plan, the Company’s 1996 Stock Option Plan, the Company’s 1996 Stock Option Plan for Non-Employee Directors, the Company’s 2004 Equity Incentive Plan, Compass International Services Corporation’s Employee Incentive Compensation Plan, RMH Teleservices, Inc. Amended and Restated 1996 Stock Incentive Plan, NCO Portfolio Management, Inc. 2000 Stock Option Plan and JDR Holdings, Inc.’s 1997 Option Plan (collectively, the “Stock Plans”) shall take all actions necessary so that (A) (i) all outstanding options to acquire shares of Company Common Stock (the “Company Stock Options”) shall be cancelled as of the Effective Time or within 30 days thereafter, and (ii) at the Effective Time or within 30 days thereafter, each holder of each Company Stock Option, whether or not then vested or exercisable, shall be entitled to receive in cancellation and settlement therefor, a payment in cash payable, without interest, equal to the product of (i) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised, whether or not then vested or exercisable (the “Option Treatment”); or (B) with respect to Company Stock Options that do not permit the Option Treatment, from and after the Effective Time, the holder of each such Company Stock Option that has not otherwise been cancelled or expired, shall be, upon exercise and payment of the applicable exercise price, entitled to receive in cancellation and settlement therefor, a payment in cash payable, without interest, in an amount equal to (i) the Per Share Merger Consideration multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option is both exercisable and being exercised. Nothing in Section 2.3(a)(B) shall be construed to extend or otherwise waive the expiration of any Company Stock Option. All such Company Stock Options shall expire in accordance with their terms if not previously exercised or cancelled and following the expiration of all such Company Stock Options issued under any Stock Plan, that Stock Plan, if it has not otherwise expired, shall be terminated. The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.3(a) on or as soon as reasonably practicable after the Effective Time (and in any event within ten (10) Business Days).

(b) Prior to the Effective Time, the Board of Directors of the Company or any committee administering the Company’s 2004 Equity Incentive Plan shall take all actions necessary so that (i) all outstanding restricted stock units (the “Company RSUs”) shall be canceled as of the Effective Time and (ii) at the Effective Time, each holder of each Company RSU, whether or not vested, shall be entitled to receive a payment in cash, without interest, equal to the Per Share Merger Consideration multiplied by the total number of shares of Company Common Stock subject to such Company RSU; provided however that this paragraph shall not apply to such of the Company RSUs held by a Rollover Shareholder that the Parent and such Rollover Shareholder agree to convert into restricted equity or restricted equity awards of the Parent. The Surviving Corporation shall pay the holders of the Company RSUs the cash payments described in this Section 2.3(b) on or as soon as reasonably practicable after the Effective Time (and in any event within ten (10) Business Days).

(c) The Stock Plans shall terminate as of the Effective Time (except with respect to Company Stock Options described in Section 2.3(a)(B)), and the provisions in any other agreement, arrangement or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall take all such action as is necessary, and obtain all necessary consents, to ensure the foregoing and that, after the Effective Time, no holder of a Company Stock Option, Company RSU or any participant in or a party to any Stock Plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

(d) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options or Company RSUs such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law, and the Surviving Corporation shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options or Company RSUs in respect of which such deduction and withholding was made by the Surviving Corporation.

(e) As of the Effective Time, each warrant to purchase Company Common Stock that is outstanding as of the Effective Time (the “Company Warrants”) pursuant to any warrant agreements or otherwise shall be exercisable, upon payment of the applicable exercise price, solely for a payment in cash from Surviving Corporation equal to the product of (i) the Per Share Merger Consideration multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Warrant. The Company shall take or cause to be taken, including as appropriate by its Board of Directors or the appropriate committee thereof, all steps necessary, if any, to give effect to the provisions of this Section 2.3(e). From and after the Effective Time, holders of Company Warrants shall have no rights with respect to their Company Warrants other than specifically provided in this Section 2.3(e).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Company. Except as set forth in an item of the disclosure schedule of the Company (the “Company Disclosure Schedule”) that corresponds with the applicable subsection below (regardless of whether such subsection of Section 3.1 hereof specifically references the Company Disclosure Schedule), or as may be specifically disclosed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, the Company’s Definitive Proxy for the 2006 Annual Meeting of the Company shareholders and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 (collectively, the “Current Company SEC Reports”) (it being understood that (1) matters disclosed in an item of the Company Disclosure Schedule shall be deemed disclosed with respect to any other subsection if it is reasonably apparent that the matters so disclosed in such item are applicable to such other subsection, (2) nothing disclosed in the Current Company SEC Reports shall be deemed disclosed for purposes of any subsection of this Section 3.1 unless it is reasonably apparent that the matters so disclosed in such Current Company SEC Reports are applicable to such subsection and (3) disclosure in the “Risk Factors” Section in a Current Company SEC Report is not disclosure for purposes of this Agreement), the Company hereby represents and warrants to Parent and Acquisition as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except for any failure by any of the Company’s Subsidiaries to be in good standing that does not have and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so be qualified, licensed or in good standing does not have and would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents) of the Company and its Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries is in violation of or default under the provisions of any such organizational documents, except for any such violations or defaults under organizational documents of the Company’s Subsidiaries that do not have and would not be reasonably expected to have a Company Material Adverse Effect. As used in this Agreement, (1) “Company Material Adverse Effect” shall mean any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (i) is materially adverse to the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) materially delays or impairs the Company’s ability to perform its material obligations under this Agreement or materially impedes the ability of the Company to consummate the transactions contemplated hereby; provided, that none of the following, alone or in any combination, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect for purposes of clause (i) of the definition of Material Adverse Effect above: (A) the public announcement of a proposal by the Parent or any of its affiliates, this Agreement, the Merger and the other transactions contemplated hereby (including the resignation of employment of employees or any impact on the Company’s business, customer relations, condition or results of operations, in each case as a result therefrom), (B) changes, events or developments after the date hereof in the national or world economy generally or financial or securities markets generally or changes, events or developments after the date hereof in general economic conditions or other changes, events or developments that generally affect the industries in which the Company and its Subsidiaries conduct their business, so long as such changes, events, developments or conditions do not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate, (C) any change after the date hereof in any applicable Law, rule or regulation, so long as such changes do not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate and so long as such changes do not disproportionately affect the industries in which the Company competes compared to other industries generally, (D) any change after the date hereof in United States generally accepted accounting principles (“GAAP”) or the interpretations thereof, (E) any failure by the Company to meet any published (whether by the Company or a third party research analyst) estimates of revenues or earnings (provided that the underlying reason for such failure shall not be excluded by virtue of this clause from the determination of a Company Material Adverse Effect), (F) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, so long as such outbreak, escalation, occurrence or threat of a calamity, disaster or emergency does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate, (G) a decline in the price, or a change in the trading volume of, the Company Common Stock on Nasdaq or any successor exchange (provided that the underlying reason for such decline or change shall not be excluded by virtue of this clause from the determination of a Company Material Adverse Effect), and (H) any matter to the extent that (i) it is disclosed in reasonable detail in the Company Disclosure Schedule and (ii) such disclosed matter does not worsen in a materially adverse manner; (2) “Subsidiary” shall mean, with respect to any party, any Person (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held by such party or by one or more of its Subsidiaries or (C) of which at least 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party or by one or more of its Subsidiaries, and (3) “Person” shall mean any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

(b) Capital Structure.

(i) The Company. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, no par value per share (the “Company Preferred Stock”). As of the close of business on June 30, 2006 (the “Capitalization Date”), 32,388,220 shares of Company Common Stock were issued and outstanding; no shares of Company Common Stock were held in the Company’s treasury; 4,394,669 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; 279,373 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company RSUs; and 344,708 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Warrants. Except as set forth above, no bonds, debentures, notes or other indebtedness of the Company or any Subsidiary thereof having any right to vote with the shareholders (or other equityholders) of the Company or such Subsidiary on matters submitted to the shareholders (or other equityholders) of the Company or such Subsidiary (or any securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding. Since the Capitalization Date, no shares of capital stock of the Company and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company have been issued, other than shares of Company Common Stock issued upon the exercise of Company Stock Options outstanding on the Capitalization Date, the issuance of shares of Company Common Stock following the vesting of Company RSUs outstanding on the Capitalization Date or upon the exercise of Company Warrants outstanding on the Capitalization Date. Except as set forth above or on Section 3.1(b)(i) of the Company Disclosure Schedule, there are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon, relating to or valued by reference to the capital stock of the Company or the dividends paid on the capital stock of the Company or the revenues, earnings or financial performance, stock performance or any other attribute of the Company (other than ordinary course payments to Company employees) and, there are no puts, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of the Company or securities convertible into, or exercisable or exchangeable for equity securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, put, warrant, call, right, commitment or agreement. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. Set forth on Section 3.1(b)(i) of the Company Disclosure Schedule is a true, correct and complete list of (a) each of the Stock Plans, (b) each Company Stock Option (such list to include the Stock Plan under which such options were issued, the number of shares subject thereto and the exercise prices thereof and those that require acceleration of vesting by virtue of the Merger), (c) each Company RSU (such list to include the number of shares issuable under outstanding Company RSUs) and (d) each Company Warrant (such list to include the number of shares issuable under outstanding Company Warrants, the exercise prices thereof and the expiration dates thereof).

(ii) Agreements Relating to Capital Stock. Except as set forth in this Agreement or on Section 3.1(b)(ii) of the Company Disclosure Schedule, there are not as of the date hereof any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. All registration rights agreements, shareholders’ agreements and voting agreements to which the Company or any of its Subsidiaries is a party are identified on Section 3.1(b)(ii) of the Company Disclosure Schedule.

(iii) Subsidiaries. All Subsidiaries of the Company, their respective jurisdictions of organization and their respective forms of organization are identified in Section 3.1(b)(iii) to the Company Disclosure Schedule. Except as set forth on Section 3.1(b)(iii) of the Company Disclosure Schedule, all outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all pledges, liens, hypothecations, claims, charges, security interests or other encumbrances of any kind (collectively, “Liens”), other than liens by the lenders in connection with the Seventh Amended and Restated Credit Agreement dated as of June 21, 2005 by and among the Company, certain lenders and Citizens Bank of Pennsylvania, as administrative agent and issuer (the “Citizens Loan Agreement”). All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable and no such shares or other equity interests have been issued in violation of any preemptive or similar rights. No shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance. Except as set forth on Section 3.1(b)(iii) of the Company Disclosure Schedule, there are no outstanding shares of capital stock of, or other equity interests in, any Subsidiary of the Company or securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity interests in, any Subsidiary of the Company or any outstanding awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon or valued by reference to the value, revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company. There are no calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of any Subsidiary of the Company or securities convertible into, or exercisable or exchangeable for equity securities of any Subsidiary of the Company. As used in this Agreement, “Permitted Encumbrances” means (a) liens for taxes, assessments and other governmental charges not yet due and payable, (b) mechanics’, laborers’, materialmen’s or similar liens arising in the ordinary course of the Company’s business, conducted through the Company and its Subsidiaries, generally consistent with the past practice of the Company and its Subsidiaries for sums not yet due and payable, (c) statutory and contractual landlord’s liens under leases pursuant to which the Company or a Subsidiary of the Company is a lessee and not in Default, (d) with regard to Real Property, any and all matters of record in the jurisdiction where the Real Property is located, including, without limitation, restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens, (e) with regard to Real Property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, and (f) with regard to Real Property such other non-monetary imperfections of title; provided, that the conditions set forth in the foregoing clauses (c) through (f) shall not materially detract from the value or otherwise interfere with the present use of any of the Company’s or its Subsidiaries’ properties or otherwise impair the Company’s or its Subsidiaries’ operation of its business and are in each case such as would generally be acceptable as encumbrances on collateral in the reasonable business judgment of banks, investment banks or other financial institutions that generally conduct business in a marketplace similar to that of an institutional lender similar to Morgan Stanley Senior Funding, Inc. For purposes of this Agreement, (i) “Default” means (a) any actual breach or default, (b) the occurrence of an event that, with the passage of time, the giving of notice or both would, constitute a breach or default or (c) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration; and (ii) “Real Property” means all real property owned or leased by or used, or intended by the Company or a Subsidiary of the Company for use, in connection with its business, together with all buildings, improvements, fixtures, easements, licenses, options and all other rights of the Company or a Subsidiary of the Company in or appurtenant thereto.

(iv) Investments. Except for the capital stock or other equity interests of its Subsidiaries, and except as set forth on Section 3.1(b)(iv) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock of any other corporation or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Required Vote (the “Company Shareholder Approval”), to perform its obligations under this Agreement. The Company’s execution and delivery of this Agreement and, subject to the Company Shareholder Approval, the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Acquisition, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii) The Company’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not conflict with, or result in any breach or violation of, or default (with or without notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation under, or the loss of any material assets (including any material intellectual property assets) or the creation of any Lien under (any of the foregoing, a “Violation”), (A) any provision of the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Company Permit (as hereinafter defined), or other agreement, obligation, instrument, concession, franchise or license to which the Company or any Subsidiary of the Company is a party or by which any of their respective properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c)(iii) or in Section 3.1(c)(ii) to the Company Disclosure Schedule have been obtained and all filings and other obligations described in Section 3.1(c)(iii) or in Section 3.1(c)(ii) to the Company Disclosure Schedule have been made or fulfilled, any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets except, in the case of clauses (B) and (C) for any Violations that do not have and would not reasonably be expected to have a Company Material Adverse Effect.

(iii) No consent, approval, franchise, license, certificate of need, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any court, tribunal, judicial body, governmental arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign (each a “Governmental Entity”), is required with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (collectively, “Competition Laws”), (B) the filing with the SEC of (1) a proxy statement in preliminary form and in definitive form for distribution to the shareholders of the Company in advance of the Special Meeting (as hereinafter defined) in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”) and a Schedule 13E-3 of the Company relating to the Merger which is to be filed with the SEC concurrently with the filing of the Proxy Statement (the “Schedule 13E-3”) and (2) such schedules and reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Articles of Merger and any related documents with the Secretary of State of the Commonwealth of Pennsylvania and appropriate documents, if any, with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries do business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or NASDAQ listing requirements and (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made does not have and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Disclosure Documents. Since December 31, 2002, the Company has filed all reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC (the “Company SEC Documents”). As of their respective dates of filing: (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and, to the extent in effect and applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01 of Regulation S-X). The chief executive officer and chief financial officer of the Company have made all certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act. The Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. The proceedings and actions of all committees of the Board of Directors have been conducted in compliance with their respective charters, except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. The Company (i) has designed disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, (ii) has evaluated the effectiveness of its disclosure controls and procedures and internal control over financial reporting, each as required by Rule 13a-15 under the Exchange Act, as to the extent required by applicable law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of its disclosure controls and procedures as of the end of the period covered by such report or amendment on such evaluation and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls that has materially affected, or is reasonably likely to materially affect, the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent (x) any such disclosure described in clause (A) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2004, and (y) any such disclosure described in clause (B) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2002. Section 3.1(d) of the Company’s Disclosure Schedule lists, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Company and its Subsidiaries since January 1, 2002.

(e) Compliance. The conduct by the Company and its Subsidiaries of their respective businesses since December 31, 2002 has been and is in compliance with all applicable Laws, except where the failure to be in such compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.1(e) or in Section 3.1(f) with respect to compliance with Laws to the extent covered by Section 3.1(i) (Employee Benefit Plans) or Section 3.1(m) (Environmental Matters).

(f) Company Permits. The Company and its Subsidiaries hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities that are necessary for the lawful conduct of the businesses of the Company and its Subsidiaries (each a “Company Permit”), and are in compliance with the terms thereof, except where the failure to hold such Company Permit or to be in compliance with the terms thereof has not and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received since July 1, 2002 any notice of any action pending or threatened by any Governmental Entities to revoke, withdraw or suspend any Company Permit and no event has occurred or will occur in connection with the consummation of the transactions contemplated by this Agreement which, with or without the giving of notice, the passage of time, or both, has resulted in or would reasonably be expected to result in a Violation, Order or deficiency with respect to or a revocation, withdrawal or suspension of any Company Permit, except for any such notices or events that have not and would not reasonably be expected to have a Company Material Adverse Effect. Except as provided on Section 3.1(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement does not require any consent, approval, license, certificate of need, authorization, registration, certification, permit or any other action of any Governmental Entity relating to any Company Permit other than such consent, approval, license, certificate of need, authorization, registration, certification, permit or any other action that if not received would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries hold all material licenses from, and have made all material registrations with, Governmental Entities that are necessary for the lawful conduct of the business of the Company and its Subsidiaries.

(g) Litigation; Inspections and Investigations, Etc. Except as set forth and described on Section 3.1(g) of the Company Disclosure Schedule, (i) as of the date hereof, there is no material claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any Person that the Company or any such Subsidiary has agreed to indemnify in respect thereof (“Company Litigation”) and (ii) there is no Company Litigation (whether pending or threatened as of the date hereof or first pending or threatened after the date hereof) pending, or to the Knowledge of the Company, threatened, the resolution of which has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth and described on Section 3.1(g) of the Company Disclosure Schedule, (i) as of the date hereof, there are no material Orders outstanding against the Company or any of its Subsidiaries or affecting the properties, assets or business operations of the Company and its Subsidiaries and (ii) there are no Orders outstanding against the Company or any of its Subsidiaries or affecting the properties, assets or business operations of the Company and its Subsidiaries, the operation or effect of which has had or would reasonably be expected to have a Company Material Adverse Effect.

(h) Taxes.

(i) For purposes of this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority, and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) a Taxing Authority is any Governmental Entity or any other Person authorized to impose or collect Taxes.

(ii) Except as would not reasonably be expected to have a Company Material Adverse Effect:

(A) The Company and its Subsidiaries (i) have duly filed all Tax Returns required to have been filed by the Company or its Subsidiaries, all of which Tax Returns are true, correct and complete in all respects; (ii) have within the time and manner prescribed by applicable Laws paid all material Taxes, required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Taxing Authority; (iii) have established in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable; (iv) are not delinquent in the payment of any Tax; and (v) have not received written notice of any deficiencies for any Tax from any Taxing Authority against the Company or any of its Subsidiaries, which deficiency has not been satisfied. Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing Tax audit. With respect to any taxable period ended on or prior to December 31, 2001, all federal income Tax Returns including the Company or any of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any of its Subsidiaries (other than liens for Taxes not yet due). Since January 1, 2002, no claim has been made or reasserted in writing or, to the Company's Knowledge, otherwise by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(B) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Section 1563(a) of the Code or any analogous provision of state, local or foreign Law) other than the affiliated group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither the Company nor any of its Subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written) that (i) requires the Company or any of its Subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its Subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its Subsidiaries from any other person.

(C) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(i) Employee Benefit Plans.

(i) U.S. Plans.

(A) For purposes of this Agreement, the following terms have the definitions given below:

                                                   (1) “Company Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA (but excluding any Multiemployer Plan (as hereinafter defined)), and (ii) all other material pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability.

                                                   (2) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                                                   (3) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(B) With respect to each Company Plan, the Company has made available to Parent a correct and complete copy of each material document with respect thereto, including without limitation the following (where applicable): (A) each writing constituting a part of such Company Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any.

(C) Each Company Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to meet the qualification requirements of Section 401(a) of the Code, or Sections 401(k) or 401(m) of the Code, as applicable (each a “Qualified Plan”), has received a favorable determination from the Internal Revenue Service, and no such determination letter has been revoked nor, to the Knowledge of the Company are there any existing circumstances why any such determination letter should be revoked, nor to the Knowledge of the Company has any Qualified Plan been amended (or failed to be amended) since the date of its most recent determination letter in any respect which would adversely affect the qualified status of any Qualified Plan or the related trust.

(D) All contributions required to be made to any Company Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, before the date hereof have been, in all material respects, made or paid on or before the final due date thereof.

(E) Each Company Plan has been established and operated in compliance with its terms and applicable Laws, except to the extent that such noncompliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(F) No Company Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan, or except as disclosed on Section 3.1(i)(i)(F) to the Company Disclosure Schedule, Multiple Employer Plan.

(G) Except as disclosed on Section 3.1(i)(i)(G) to the Company Disclosure Schedule, no Company Plan provides material benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Qualified Plan. Neither the Company nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment that would reasonably be expected to result in any material liability.

(H) Except as disclosed on Section 3.1(i)(i)(H) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will result in, or constitute an event which, with the passage of time or the giving of notice or both will result in the accelerated vesting of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its Subsidiaries. Except as disclosed on Section 3.1(i)(i)(H) to the Company Disclosure Schedule, no amount paid or payable by the Company or any of its Subsidiaries or affiliates in connection with the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as disclosed on Section 3.1(i)(i)(H) to the Company Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or former independent contractor of the Company that, considered individually or considered collectively with any other such agreement, plan, arrangement or other contract, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code, nor will the Company be required to “gross up” or otherwise compensate or reimburse any such person because of the imposition of any excise tax.

(I) Except as disclosed in Section 3.1(i)(i)(I) to the Company Disclosure Schedule, there are no pending, or, to the Knowledge of the Company, threatened material actions (other than claims for benefits in the ordinary course), audits or investigations with respect to the Company Plans by any Governmental Authority or otherwise, except for those that have not had and would not reasonably be expected to have a Company Material Adverse Effect and, to the Knowledge of the Company, there are no circumstances that would give rise to such actions, audits or investigations.

(ii) Foreign Plans.

(A) The only material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by the Company, or any ERISA Affiliate for the benefit of any employee of the Company or any ERISA Affiliate, including any such plan required to be maintained or contributed to by the law of the relevant jurisdiction, that are maintained outside the jurisdiction of the United States (but excluding plans maintained by a governmental entity), are listed on Section 3.1(i)(ii)(A) to the Company Disclosure Schedule (the “Foreign Plans”), and a true and complete copy of each written Foreign Plan and of any description of each Foreign Plan that is not written has been made available to Parent.

(B) Except as has not had, and would not reasonably be expected to, have a Company Material Adverse Effect, the Company and each ERISA Affiliate and each of the Foreign Plans are in compliance with the provisions of the laws of each jurisdiction in which any of the Foreign Plans are maintained, to the extent such laws are applicable to the Foreign Plans.

(C) All contributions to, and payments from, the Foreign Plans (other than payments to be made from a trust, insurance contract or other funding medium) which may have been required to be made in accordance with the terms of any such plan, and, when applicable, the law of the jurisdiction in which such plan is maintained, have been timely made in all material respects

(D) Each of the Foreign Plans has obtained from the government or governments having jurisdiction with respect to such plan any required determinations that such plans are in compliance with the laws and regulations of any government, except to the extent that such noncompliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(E) Each of the Foreign Plans has been administered at all times, in all material respects, in accordance with its terms. There are no pending investigations by any governmental agency involving the Foreign Plans, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan which would reasonably be expected to give rise to any material liability, nor, to the Knowledge of the Company are there any facts that would reasonably be expected to give rise to any material liability in the event of such investigation, claim, suit or proceeding.

(F) The assets of each of the Foreign Plans (which is an employee pension benefit plan as defined in Section 3(2) of ERISA or otherwise provides retirement, medical or life insurance benefits following retirement) are at least equal to the liabilities of such Foreign Plans.

(j) Absence of Certain Changes or Events. Since December 31, 2005, (i) each of the Company and its Subsidiaries has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement), (ii) no event has occurred and no action has been taken that would have been prohibited by the terms of Section 4.1 if such Section had been in effect as of and at all times since December 31, 2005, except for such events and actions that do not and would not reasonably be expected to have a Company Material Adverse Effect and (iii) there have not been any events, circumstances, developments, changes or effects (whether or not covered by insurance) that have had, or that would reasonably be expected to have a Company Material Adverse Effect.

(k) No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have had or would reasonably be expected to have a Company Material Adverse Effect, other than (i) liabilities reflected in the Company’s financial statements (together with the related notes thereto) filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006, or with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 10, 2006, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that were incurred in the ordinary course of business since December 31, 2005.

(l) Opinion of Financial Advisor. The Special Committee of the Company has received the opinion of Credit Suisse Securities (USA) LLC (the “Credit Suisse”) to the effect that as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock (other than the Rollover Shareholders of the Company and their respective affiliates).

(m) Environmental Matters. Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries: (i) are and have been in compliance with all applicable Environmental Laws, except for such violations which have been cured; (ii) have not received any communication (written or oral) from a Governmental Entity or third party that alleges that the Company or any of its Subsidiaries are not in compliance with applicable Environmental Laws; (iii) do not and have not owned or leased any property that is contaminated with any Hazardous Material which requires or may require investigation, remediation or other response action under any Environmental Law for which the Company or any of its Subsidiaries are or would reasonably be expected to be liable; (iv) are not subject to liability for any disposal or contamination of any Hazardous Material at any off-site location (including any disposal, treatment or recycling facility); or (v) have assumed or retained, by contract, order, agreement or otherwise, any liability or obligation with respect to any former properties and operations of the Company, its Subsidiaries, or any of their respective predecessors. The representation and warranties contained in this Section 3.1(m) are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws in this Agreement. The term “Environmental Law” means all Laws relating to pollution or protection of human health or the environment. The term “Hazardous Materials” means all materials, substances, chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes that are regulated under any Environmental Law or otherwise classified or characterized as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect under any Environmental Law, including, without limitation, any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

(n) Vote Required. The affirmative vote of: (i) a majority of the votes cast by all holders of Company Common Stock, (ii) a majority of the votes cast by all holders of Company Common Stock, other than votes cast by Rollover Shareholders, voting as a separate class, and (iii) a majority of the votes cast by Rollover Shareholders, voting as a separate class, in each case at a meeting at which a quorum is present (such vote is sometimes referred to as the “Required Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary (under applicable Law or otherwise) to adopt this Agreement and to consummate the Merger and perform the other transactions contemplated hereby. It is the intention of the parties that Section 1906(b) of the PBCL shall be applicable to this Agreement and the Merger contemplated hereby.

(o) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held on July 21, 2006, has, upon the unanimous recommendation of the Special Committee (the members of which are all the directors of the Company other than Michael Barrist), by the unanimous vote of all those directors voting (who are all of the independent directors on the Board) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the shareholders of the Company and has approved the same and (ii) resolved to recommend, subject to Section 5.2(d), that the holders of the shares of Company Common Stock approve and adopt this Agreement. The Company has taken any and all action necessary to render the provisions of any anti-takeover statute, rule or regulation that to the Company’s knowledge may be applicable to the Merger and the other transactions contemplated by this Agreement (including Sections 2538 through 2588, inclusive, of the PBCL) inapplicable to Parent, Acquisition and their respective affiliates, and to the Merger, this Agreement and the transactions contemplated hereby.

(p) Intellectual Property. (A) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) With respect to all patents, inventions, trade secrets, technology, ideas, processes, methods, algorithms, know-how, data, databases, computer programs, works, copyrights, data rights, privacy rights, publicity rights, moral rights, design rights, trademarks, trade names, service marks, brand names, trade dress, domain names, and all other proprietary materials and rights of any kind or nature, in any form, throughout the world (collectively, “Intellectual Property”) owned by the Company or one of its Subsidiaries, including any registrations thereof and pending applications therefor, that are owned by the Company or a Subsidiary of the Company (“Company Owned Intellectual Property”), the Company or a Subsidiary thereof is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property, except as set forth on Section 3.1(p)(i) of the Company Disclosure Schedule, free and clear of all Liens and has the sole right to use such Company Owned Intellectual Property in the continued operation of its respective business;

(ii) With respect to each item of Intellectual Property other than Company Owned Intellectual Property used in the businesses of the Company or any of its Subsidiaries pursuant to a license, consent, waiver, settlement or other agreement (“Company Licensed Intellectual Property”), the Company or a Subsidiary of the Company has and will continue to have the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license or other similar agreement governing such Company Licensed Intellectual Property, all of which licenses or other agreements are binding on all parties thereto and in full force and effect, and no Person has advised the Company or any Subsidiary of the Company of any claimed Violation of the terms of any such licenses or agreements;

(iii) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted and the use or exploitation of any Company Intellectual Property or Company Licensed Intellectual Property does not conflict with, infringe upon, violate or constitute a misappropriation of any Intellectual Property right of any other Person, and no Person has advised the Company or any of its Subsidiaries that the conduct of such business or the use or exploitation of any such Intellectual Property constitutes such a conflict, infringement, violation, interference or misappropriation;

(iv) To the Knowledge of the Company, there is and has been no conflict, infringement, violation, interference or misappropriation of any Company Owned Intellectual Property by any other Person, which conflict has not as of the Closing been resolved;

(v) The information technology systems used in the business of the Company and its Subsidiaries, including computer hardware, software, firmware and telecommunications systems, are adequate, in all material respects, for the current business needs of the Company and its Subsidiaries; and

(vi) The Company and its Subsidiaries have taken reasonable steps to safeguard the critical business data of their respective businesses, including the provision of commercially appropriate backup and disaster recovery services.

          (B)      The Company and its Subsidiaries have each taken reasonable steps, in accordance with normal practice for its industry, (i) to maintain the confidentiality of trade secrets and any other confidential Company Owned Intellectual Property and (ii) to prevent unauthorized access to trade secrets, and any other confidential Company Owned Intellectual Property. To the Knowledge of the Company, no such unauthorized access has occurred.

(q) Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Except as does not have and would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by the Company or any of its Subsidiaries (the “Company Leased Property”). Section 3.1(q) of the Company Disclosure Schedule contains a complete and accurate list of all leases which the Company or one of its Subsidiaries is a party relating to the Company Leased Property and all amendments thereto. Except as does not have and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has the right to the use and occupancy of the Company Leased Property for the full term of the lease or sublease relating thereto, (ii) each such lease or sublease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary thereof and, to the Company’s Knowledge, of the other parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of any, material default (or any condition or event, which, after notice or a lapse of time or both would reasonably be expected to constitute a material default thereunder), and (iii) neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby. Each Company Leased Property has received all approvals of government authorities (including licenses and permits) required in connection with the ownership and operation thereof and has been operated and maintained in accordance with applicable Laws, except where failure to receive such approvals and where noncompliance with such applicable Laws has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no pending or threatened condemnation proceedings with respect to the Company Leased Property, that would materially adversely affect the use, occupancy or value thereof.

(r) Insurance. Except as set forth on Section 3.1(r) of the Company Disclosure Schedule, all insurance policies of the Company and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid and the Company and its Subsidiaries have complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible or self insurance retention, except where such cancellation, non-renewal, decrease in coverage or increase in deductible or self insurance retention has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(s) Labor Matters. Neither the Company nor any of its Subsidiary is a party to any collective bargaining agreement or other labor union agreements applicable to persons employed by the Company or any of its Subsidiaries, nor to the Knowledge of the Company, are there any current activities, campaigns or proceedings of any labor union to organize any such employees. Except for matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any of its Subsidiaries. Except for matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no strike, slowdown, work stoppage or lockout, by or with respect to any employees of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there is no strike, slowdown, work stoppage or lockout planned or threatened, by or with respect to any employees of the Company or any of its Subsidiaries.

(t) Contracts. (A) Subsections (i) through (ix) of Section 3.1(t) of the Company Disclosure Schedule each contain, as of the date of this Agreement, a complete and accurate listing of the following contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations, whether written or oral (and, if oral, a complete and accurate summary thereof), to which the Company or any Subsidiary of the Company is a party, together with all amendments, waivers or other changes thereto:

(i) each contract, agreement, commitment, lease, license, arrangement, instrument and/or obligation which is reasonably likely to involve aggregate annual payments by the Company or any Subsidiary of the Company of more than $1,000,000 or annual revenue to the Company or any Subsidiary of the Company of more than $1,000,000;

(ii) all employment, independent contractor, consulting, director or officer indemnification, deferred compensation, severance or similar agreements under which the Company or any of its Subsidiaries is or could become obligated to provide compensation or benefits in excess of $100,000 and that have rights triggered as a result of or in connection with this Agreement or the transactions contemplated hereby;

(iii) all executive compensation plans, bonus plans, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and similar plans maintained for or providing benefits to employees of, or independent contractors or other agents for, the Company or any Subsidiary of the Company;

(iv) all contracts and agreements relating to (A) any indebtedness (which does not include accounts payable incurred in the ordinary course of business), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of the Company or any of its Subsidiaries, (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (C) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with GAAP, (D) any financing of the Company or any of its Subsidiaries effected through “special purpose entities” or synthetic leases or project financing, (E) any obligations of the Company or any of its Subsidiaries in respect of banker’s acceptances or letters of credit, (F) any obligation or liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations or (G) any guaranty of any of the foregoing (the liabilities and obligations referred to in (A) through (G) above, “Indebtedness”) or any Liens (other than Permitted Encumbrances) upon any properties or assets of the Company or any Subsidiary of the Company as security for such Indebtedness;

(v) all material contracts and agreements that (A) limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company, or, to the Knowledge of the Company, any executive officer of the Company, to compete in any material respect in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of its material requirements or needs, or (C) limit or purport to limit in any material respect the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto;

(vi) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business that are material to the Company and its Subsidiaries taken as a whole involving a sharing of profits, losses, costs or liabilities of any Person by the Company or any Subsidiary of the Company with any third Person;

(vii) all contracts, agreements and arrangements entered into by the Company or any of its Subsidiaries and any other Person since January 1, 2006 providing for the acquisition by the Company or such Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other Person in an amount in excess of $1,000,000, in the aggregate; and

(viii) all other material contracts, agreements, commitments, leases, licenses, arrangements, instruments and/or obligations entered into by the Company or any Subsidiary of the Company other than in the ordinary course of business or those that are terminable by the Company or any Subsidiary of the Company within 90 days without material penalty.

               (B)      The Company has made available to Parent and Acquisition true, complete and correct copies of all written contracts and agreements required to be listed on Section 3.1(t) of the Company Disclosure Schedule, together with all amendments, waivers or other changes thereto, and there are no oral contracts entered into by the Company or any Subsidiary of the Company required to be listed on Section 3.1(t) of the Company Disclosure Schedule. Except as set forth on Section 3.1(t)(B) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, lease, license or other agreement or instrument required to be described in or filed as an exhibit to any Company SEC Document that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as set forth on Section 3.1(t)(B) of the Company Disclosure Schedule, and except for matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any contract, lease, license or other agreement or instrument, (ii) to the Knowledge of the Company, none of the other parties to any such contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of the Company or any of its Subsidiaries.

(u) Affiliate Contracts and Affiliated Transactions. Except as set forth on Section 3.1(u) of the Company Disclosure Schedule, no officer or director of the Company or of any Subsidiary of the Company (or, to the Knowledge of the Company, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 5% or more of the Company Common Stock is a party to any material contract, agreement, commitment, lease, license, arrangement, instrument, obligation, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with the Company or any of its Subsidiaries within the last twelve months.

(v) State Takeover Statutes. The Company has taken all action necessary to render the provisions of the Pennsylvania anti-takeover statutes in Sections 2538 through 2588 inclusive of the PBCL that may be applicable to the Merger and the other transactions contemplated by this Agreement inapplicable to Parent, Acquisition and their respective affiliates, and to the Merger, this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any state Law applicable to the Company is applicable to the Company, Parent, Acquisition, affiliates of Parent or Acquisition, the Merger or the other transactions contemplated hereby. The only further corporate action on the part of the Company and its shareholders required to authorize the Merger is the Company Shareholder Approval.

3.2. Representations and Warranties of Parent and Acquisition. Except as set forth in the disclosure schedule of Parent and Acquisition (the “Parent Disclosure Schedule”), Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Power. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Acquisition is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so be qualified, licensed or in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Each of Parent and Acquisition has heretofore made available to the Company complete and correct copies of the articles or certificates of incorporation and bylaws (or other organizational documents) of the Parent and Acquisition. Neither the Parent nor Acquisition is in violation of or default under the provisions of any such organizational documents, except for any such violations or defaults under organizational documents of Parent or Acquisition that do not have and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below).

(b) Authority; No Violations; Consents and Approvals.

(i) Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. Each of Parent’s and Acquisition’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition have been duly authorized by all necessary corporate action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition enforceable against them in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition will not result in any Violation of (A) any provision of the certificate or articles of incorporation or bylaws of Parent or Acquisition, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license to which Parent or Acquisition is a party or by which any of their properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.2(b)(iii) have been obtained and all filings and obligations described in Section 3.2(b)(iii) have been made or fulfilled, any applicable Law or (D) any Order applicable to Parent or Acquisition or to their properties or assets, except, in the case of clauses (B), (C) and (D) only, for any Violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). As used in this Agreement, “Parent Material Adverse Effect” shall mean any event, circumstance, development, change or effect that prevents or materially delays the Parent and Acquisition from consummating the Merger.

(iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, waiver or exemption from any Governmental Entity is required by or with respect to Parent or Acquisition in connection with its execution and delivery of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (A) the requirements of the Competition Laws, (B) the filing with the SEC of (1) a Schedule 13E-3 and (2) such schedules and reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Articles of Merger and any related documents with the Secretary of State of the Commonwealth of Pennsylvania and appropriate documents, if any, with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries does business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or Nasdaq listing requirements and (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Limited Operations of Parent and Acquisition. Parent and Acquisition were formed on July 13, 2006 and July 12, 2006, respectively, solely for the purpose of engaging in the transactions contemplated hereby. Neither Parent nor Acquisition has engaged in any other business activities. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, neither Parent nor Acquisition has incurred any material obligations or liabilities or engaged in any business activities.

(d) Financing. Parent has received, executed and delivered a commitment letter, dated as of July 18, 2006 (the “Senior Bank and Bridge Loan Commitment Letter”) from Morgan Stanley Senior Funding, Inc. and JPMorgan Chase Bank, N.A. (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquisition (i) up to $550 million in senior secured debt financing ($450 million of which would be in the form of term loans and $100 million of which would be in the form of a revolving credit facility ($75 million of which revolving credit facility is committed and $25 million of which is subject to syndication)) and (ii) in the event that Acquisition is unable to complete at the Closing a public offering or a Rule 144A or other private placement offering of not less than $365 million of senior subordinated notes, up to $365 million of bridge financing in the form of senior subordinated increasing rate bridge loans, in each case, to complete the transactions contemplated hereby (such financing described in the Senior Bank and Bridge Loan Commitment Letter, the “Bank Financing”). In addition, Parent has received, executed and delivered a commitment letter, dated as of July 21, 2006 (the “Equity Commitment Letter” and together with the Senior Bank and Bridge Loan Commitment Letter, the “Financing Letters”) from One Equity Partners II, L.P. (“OEP”) pursuant to which OEP has committed, subject to the terms and conditions set forth therein, to provide to Parent an aggregate of $368.2 million in cash in exchange for shares of capital stock of Parent (the “Equity Financing”). The financing committed pursuant to the Financing Letters is referred to as the “Financing.” True and complete copies of the Financing Letters as in effect on the date of this Agreement have been furnished to the Company. As of the date of this Agreement, the Financing Letters are valid and in full force and effect. The financing sources’ obligations to fund the commitments under the Financing Letters are not subject to any conditions other than as set forth in the Financing Letters. No event has occurred that (with or without notice, lapse of time, or both) would constitute a default under the Financing Letters on the part of Parent or Acquisition. Neither Parent nor Acquisition is aware of any reason, fact or circumstance existing on the date of this Agreement that (A) makes or is reasonably likely to make any of the statements set forth in any Financing Letter inaccurate, (B) has caused or is reasonably likely to cause any Financing Letter to not be in full force and effect or (C) precludes or is reasonably likely to preclude the satisfaction of the conditions set forth in any Financing Letter. Parent has paid all commitment and other fees required to be paid under the Financing Letters on or prior to the date hereof (and will pay all such fees that are required to be paid after the date hereof). The aggregate proceeds contemplated by the Financing Letters will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration and any other payments contemplated in this Agreement and to pay all fees and expenses related to the Financing or the Merger.

(e) Litigation and Orders. As of the date hereof: (i) there is no claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or Acquisition, the resolution of which, individually or in the aggregate, would materially and adversely affect Parent’s or Acquisition’s ability to consummate any of the transactions contemplated by this Agreement or that would have a Parent Material Adverse Effect and (ii) there are no Orders outstanding against Parent or Acquisition or affecting the properties, assets or business operations of Parent or Acquisition, the operation or effect of which, individually or in the aggregate, would materially and adversely affect Parent’s or Acquisition’s ability to consummate any of the transactions contemplated by this Agreement or that would have a Parent Material Adverse Effect.

(f) Guarantee. Concurrently with the execution of this Agreement, Parent and Acquisition have delivered to the Company the guarantee of OEP in the form attached as Annex I to this Agreement (the “Guarantee”). The Guarantee has been duly executed and delivered by OEP and constitutes the valid and binding obligation of OEP enforceable against OEP in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Guarantee has not been replaced, amended or modified and is in full force and effect.

(g) Rollover Agreements. Each Rollover Agreement requires the Rollover Shareholder party thereto to vote in favor of the Merger and contains a provision that such voting agreement may be specifically enforced by the Company.

(h) No Additional Representations. Parent and Acquisition acknowledge that none of the Company, its Subsidiaries, or any other Person acting on behalf of any of them has made (i) any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets of or held by the Company or its Subsidiaries, or (ii) any representation or warranty, express or implied, as to the accuracy or completeness of any information provided to Parent and Acquisition in connection with the transactions contemplated by this Agreement regarding the Company or its Subsidiaries, except, with respect to each of clauses 3.2(g)(i) and (ii), as expressly set forth in this Agreement or disclosed on the Company Disclosure Schedule. For purposes of this Agreement, “Assets” means all of the Company’s and its Subsidiaries’ right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and constituting, or used in connection with, or related to, the business owned by the Company or its Subsidiaries or in which the Company or its Subsidiaries has any interest.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1. Conduct of Business By Company Pending the Merger. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Section 4.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, (ii) to the extent that Parent shall otherwise consent in writing, or (iii) as required by Law, the Company shall, and shall cause each of its Subsidiaries to carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) as set forth on Section 4.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, (ii) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, or (iii) as required by Law, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) declare, set aside or pay dividends on, or make other distributions (whether in cash, stock or property) in respect of, any capital stock (other than cash dividends and distributions by Subsidiaries of the Company to the Company or a wholly-owned Subsidiary of the Company or pursuant to any joint venture arrangements with CFSC Capital Corp. XXXIV or its affiliates pursuant to the CFSC Agreement existing as of the date hereof, in the ordinary course of business and consistent with past practices), or set aside funds therefor, (ii) adjust, split, combine or reclassify any capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock or (iii) purchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock, or set aside funds therefor (except upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement as set forth on Section 3.1(b) of the Company Disclosure Schedule to the extent cashless exercises are provided for in the Stock Plan governing such Company Stock Option or in the warrant agreement governing Company Warrants);

(b) (i) except for shares of Company Common Stock issuable pursuant to Company Stock Options, Company RSUs or Company Warrants outstanding on the date of this Agreement and that are issued in accordance with the current terms thereof, issue, deliver, hypothecate, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or (ii) amend the terms of any outstanding debt or equity security (including any Company Stock Options, Company RSUs or Company Warrants) or any Stock Plan except as necessary to effect the provisions of Section 2.3 hereof;

(c) amend or propose to amend the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries;

(d) (i) merge or consolidate with, or acquire any interest in, any Person or division or unit thereof, (ii) acquire or agree to acquire any assets, except for acquisitions of inventory, equipment, supplies and portfolio accounts in the ordinary course of business and consistent with past practice or (iii) make any loan, advance or capital contribution to, or otherwise make any investment in, any Person other than (A) loans or advances to, or investments in, wholly-owned Subsidiaries of the Company in the ordinary course of business consistent with past practice, (B) advances to employees in the ordinary course of business consistent with past practices, (C) joint ventures formed to make acquisitions of portfolio accounts permitted by Section 4.1(d)(ii) in accordance with the Amended and Restated Exclusivity Agreement, dated as of June 30, 2005, by and among CFSC Capital Corp. XXXIV and NCOP Lakes, Inc., NCO Financial Systems, Inc., NCO Portfolio Management, Inc., NCO Group, Inc., NCOP Capital, Inc., and NCOP Capital I, LLC (the “CFSC Agreement”), (D) intercompany mergers between or among wholly-owned Subsidiaries of the Company, or (E) as required by existing agreements all of which are set forth in Subsections (i) through (viii) of Section 3.1(t) of the Company Disclosure Schedule;

(e) sell, lease, license, encumber or otherwise dispose of, or subject to any Lien (other than Permitted Encumbrances or Liens arising under the credit facilities referred to in Section 4.1(h) below and purchase money security interests in the ordinary course consistent with past practices), any of its assets, other than (i) sales of portfolio accounts in the ordinary course of business consistent with past practice and (ii) other dispositions in the ordinary course of business so long as the aggregate value of all assets so disposed does not exceed $1,000,000;

(f) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries (other than liquidation or dissolutions of Subsidiaries as permitted by Section 4.1(s));

(g) except for increases in the compensation of employees (other than employees who are directors or executive officers) made in the ordinary course of business and consistent with past practice, and except as may be required by applicable Law or required pursuant to any Plan or any employment agreement existing on the date of this Agreement, (i) grant to any current or former director, officer, employee or consultant any increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new, or amend (including by accelerating rights or benefits under) any existing, employment, consulting, indemnification, change of control, severance or termination agreement with any current or former director, or officer or (iii) establish, adopt or become obligated under any new Company Plan or amend (including by accelerating rights or benefits under) any such Company Plan in existence on the date hereof (except, in each case, to the extent required by applicable Law);

(h) (i) assume, incur or guarantee any indebtedness after the date hereof in excess of $1,000,000 in the aggregate at any one time outstanding, except for borrowings in the ordinary course of business (A) under the revolving credit facility under the Citizen Loan Agreement, (B) under the Credit Agreement dated as of November 26, 2003, as amended as of June 30, 2005 by and among NCOP Capital, Inc. and CFSC Capital Corp. XXXIV, (C) under the Credit Agreement dated as of March 31, 2005 by and between NCOP Capital I, LLC. and CFSC Capital Corp. XXXIV, (D) under the Credit Agreement dated as of September 12, 2005 by and between NCOP Capital II, LLC and CFSC Capital Corp. XXXIV, and (E) under the Credit Agreement dated as of August 2002 by and between NCOP Lakes, Inc. and CFSC Capital Corp. XXXIV, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities (other than notes issued to evidence indebtedness otherwise permitted under this subsection (h)), (iii) guarantee any other obligations of any other Person (other than the Company’s Subsidiaries) or (iv) enter into any “keep well” or other agreement to maintain the financial condition of any other Person (other than the Company’s Subsidiaries) or any other agreement having the same economic effect;

(i) other than as required by SEC guidelines, GAAP or applicable Law, revalue any material assets or make any changes with respect to accounting policies, procedures and practices or change its fiscal year;

(j) settle or compromise any pending or threatened claims, litigation, arbitrations or other proceedings (i) involving payments by the Company or any of its Subsidiaries of more than $1,500,000 in the aggregate (net of insurance proceeds), (ii) involving potential payments to the Company or any of its Subsidiaries of more than $1,000,000 in the aggregate (other than the settlement of portfolio accounts in the ordinary course of business), (iii) that admit liability or consent to non-monetary relief (other than non-monetary relief agreed to in connection with claims, litigation, arbitrations or other proceedings with regulatory and governmental agencies in the normal course of business consistent with past practices), or (iv) that otherwise would reasonably be expected to have a Company Material Adverse Effect;

(k) (i) pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $1,500,000 in the aggregate, other than in the ordinary course of business and consistent with past practice, (ii) cancel any Indebtedness in excess of $1,000,000 in the aggregate (other than consumer collection accounts in the ordinary course of business consistent with past practices), (iii) waive or assign any claims or rights of substantial value other than in the ordinary course of business or (iv) waive any material benefits of, or agree to modify in any material respect, or materially fail to enforce, or consent to any material matter with respect to which consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (except for the Confidentiality Agreement);

(l) (i) make or rescind any material tax election other than in the ordinary course consistent with past practices, (ii) take any tax position outside the ordinary course of business that previously was not asserted by the Company or applicable Subsidiary, (iii) settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes in excess of $1,500,000 in the aggregate or (iv) make any material change to its method or accounting period of reporting income, deductions or other tax items for tax purposes;

(m) enter into any license with respect to Company Owned Intellectual Property with any third party unless such license is non-exclusive and entered into in the ordinary course of business consistent with past practice;

(n) permit any material item of Company Owned Intellectual Property to become abandoned, cancelled, invalidated or dedicated to the public;

(o) enter into any new line of business;

(p) make any capital expenditures, except for (i) capital expenditures contemplated by the Company’s 2006 budget as made available to Parent and Acquisition prior to the date of this Agreement or (ii) other capital expenditures which, taken together with all such other capital expenditures made after the date hereof, collectively, do not exceed $1,000,000 in the aggregate;

(q) enter into any material contract, agreement or arrangement to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to result in a Violation of such contract, agreement or arrangement;

(r) enter into, modify, amend, cancel or terminate any contract, agreement or arrangement which if so entered into, modified, amended or terminated would reasonably be expected to (i) have a Company Material Adverse Effect, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(s) alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries, other than liquidations of the Company’s wholly-owned Subsidiaries or mergers, reorganizations, or restructurings solely among wholly-owned Subsidiaries of the Company;

(t) knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations or warranties of the Company hereunder being untrue in any material respect; or

(u) agree to or make any commitment to take any actions prohibited by this Section 4.1.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Access to Information; Confidentiality. Except as otherwise prohibited by applicable Law or the terms of any agreement entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege (it being understood that the parties shall each use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation), from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Acquisition (including financing sources and their officers, employees, accountants, counsel and other representatives), during normal business hours, reasonable access to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof. Each of the parties hereto confirm that the Non-Disclosure Agreement dated June 29, 2006 between OEP and the Company (the “Confidentiality Agreement”) shall remain a binding, valid and enforceable obligation between the signatories thereto and shall not be amended or modified except by a writing signed by each of the Company, the Special Committee and OEP. Each of the Parties hereto shall hold and cause its representatives and affiliates to hold in confidence all documents and information furnished to it in connection with the transaction contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement.

5.2. No Solicitation.

(a) Subject to Section 5.2(b), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall direct its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of any of its Subsidiaries (such Persons, collectively, the “Company Representatives”) not to, and shall be responsible for noncompliance with the following provisions by any of the foregoing, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) any prospective purchaser or invite the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Company Acquisition Proposal (as defined below) or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations or (B) accept a Company Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement (as defined below)) providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Subject to Section 5.2(b), the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company or any Company Representatives with respect to any Company Acquisition Proposal.

(b) If at any time prior to obtaining Company Shareholder Approval, (i) the Company has otherwise complied with its obligations under this Section 5.2 and the Company has received after the date hereof a Company Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) believes in good faith to be bona fide, (ii) the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (iii) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith that such action is in the best interests of the Company, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (A) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Nothing contained in this Section 5.2 shall prohibit the Company or the Board of Directors of the Company (in each case, acting through the Special Committee if such committee still exists) from taking and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law.

(c) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent and Acquisition), or publicly propose to withdraw (or modify in a manner adverse to Parent and Acquisition), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal, including any Permitted Alternative Agreement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, release a person from a standstill with the Company or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement and, to the extent a Company Acquisition Proposal involves the issuance of securities to stockholders of the Company, other than an appropriate confidentiality agreement that allows the Company to receive and review confidential information with respect to the proposed issuer of any such securities); provided, that the Company shall not be prohibited from entering into a Permitted Alternative Agreement in accordance with Section 7.1(g). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) may, so long as the Company has complied with its obligations under this Section 5.2, in response to the receipt of a bona fide written Company Acquisition Proposal, make an Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with its independent financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Superior Proposal.

(d) From and after the date hereof, the Company shall (i) promptly inform Parent on a regular basis of the status of and material developments respecting any inquiries, proposals and/or negotiations (including the identity of the Person making any such inquiry or proposal and as to the material terms and price in respect of any Company Acquisition Proposal), (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof with copies of all written acquisition proposals and related correspondence sent or provided to the Company or any Company Representatives from any Person and (iii) provide notice to Parent of any intent to take any of the actions described in Section 7.1(f) or to terminate this Agreement pursuant to Section 7.1(g) or to enter into a Permitted Alternative Agreement (it being understood that the Company shall not be entitled to take any of the actions described in Section 7.1(f), or to terminate this Agreement in accordance with Section 7.1(g) unless and until it (1) provides Parent not less than three Business Days’ notice of such proposed action or termination, as the case may be, (2) makes available to Parent all materials and information made available to the person making the Superior Proposal in connection with such Superior Proposal, and (3) for the five Business Day period following delivery to Parent of such notice and the provision of the materials and information referred to in (2) above, shall, if requested by Parent, negotiate in good faith with Parent with respect to any modifications to the terms of this Agreement that are proposed by Parent after its receipt of notice of the Superior Proposal).

(e) As used in this Agreement, “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or its affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding Company Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

(f) As used in this Agreement, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions which are no less favorable to the Company than those contained in the Confidentiality Agreement.

(g) As used in this Agreement, “Superior Proposal” means a written Company Acquisition Proposal (but changing the references to “20% or more” in the definition of “Company Acquisition Proposal” to “50% or more”) which the Board of Directors of the Company (acting through the Special Committee) in good faith determines (taking into account such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel), (A) would, if consummated, result in a transaction that is more favorable to the Company (taking into account all of the terms and conditions of such proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation and the likelihood and timing of consummation in light of all financing, regulatory, legal and other aspects of such proposal) than the transactions contemplated hereby (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and (B) is capable of being, and is reasonably likely to be, completed (based upon, among other things, the availability of financing and the expectation of obtaining required regulatory approvals).

5.3. Fees and Expenses.

(a) General. Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a material and willful breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement, as well as all SEC filing fees related to the transactions contemplated hereby.

(b) Fees and Expenses Upon Termination.

(i) In the event of any termination of this Agreement by Parent or the Company under Section 7.1(h), then the Company shall reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by it, Parent and Acquisition in connection with this Agreement and the transactions contemplated hereby (including fees and other amounts (including fees and other payments based on a percentage of the Company Termination Fee or the proposed aggregate Merger Consideration) payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Parent and its affiliates) up to a maximum of $5,000,000 (the “Expenses”) in cash, by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of this Agreement if the Company terminates this Agreement, or within five (5) days after termination of this Agreement if Parent terminates this Agreement pursuant to Section 7.1(h).

(ii) In the event of any termination of this Agreement by Parent under Section 7.1(d) and the breach or failure to perform therein is a knowing breach or failure to perform, as the case may be, and (A) at the time of such breach a Company Acquisition Proposal remains outstanding and (B) the Company consummates a transaction agreement with respect to such Company Acquisition Proposal within twelve (12) months of the date of such termination, then the Company shall pay to OEP, a fee in the amount of $35,000,000 (the “Company Termination Fee”) in cash, by wire transfer of immediately available funds to an account designated by Parent, as promptly as reasonably practicable (and in any event within two (2) Business Days after such consummation).

(iii) In the event of any termination of this Agreement by Parent under Section 7.1(f), then the Company shall pay to OEP, a fee in the amount of the Company Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent, within five (5) days after termination of this Agreement.

(iv) In the event of any termination of this Agreement by the Company under Section 7.1(g), then the Company shall pay to OEP the Company Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of this Agreement.

(v) In the event of any termination of this Agreement by Parent or the Company under Section 7.1(c), if, but only if (A) a proposed Company Acquisition Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Termination Date (as hereinafter defined) and not irrevocably withdrawn and (B) within twelve (12) months after such termination pursuant to Section 7.1(c), a definitive agreement is entered into with respect to a transaction that would have constituted a Company Acquisition Proposal or such a transaction is consummated (the “Subsequent Transaction”), then the Company shall pay to OEP the Company Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent on the date, if any, of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, the Subsequent Transaction referred to in clause (B) above.

(vi) In the event of any termination of this Agreement by Parent or the Company under Section 7.1(h) if, but only if (A) a proposed Company Acquisition Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Special Meeting and not irrevocably withdrawn and (B) within twelve (12) months after such termination pursuant to Section 7.1(h), a definitive agreement is entered into with respect to a Subsequent Transaction or such a Subsequent Transaction is consummated, then the Company shall pay to OEP, the Company Termination Fee (less Expenses previously paid to Parent pursuant to Section 5.3(b)(i)) in cash, by wire transfer of immediately available funds to an account designated by Parent, on the date, if any, of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, the Subsequent Transaction referred to in clause (B) above.

(vii) In the event that this Agreement is terminated (1) by the Company pursuant to Section 7.1(e) as a result of a breach by Parent or Acquisition of its obligations to effect the Closing if and when required by this Agreement, or (2) by the Company or Parent pursuant to Section 7.1(c) and, at the time of such termination pursuant to Section 7.1(c), the conditions set forth in (a) Section 6.1 either (A) have been satisfied or (B) have not been satisfied as a result of Parent’s or Acquisition’s failure to fulfill, in any material respects, any of its obligations under this Agreement, (b) Section 6.2 have been satisfied, and (c) Parent is in breach of its obligations to close if and when required pursuant to Section 1.2 of this Agreement, then, Parent shall pay to the Company a fee of $35,000,000(the “Parent Termination Fee”) in immediately available funds no later than three (3) business days after such termination.

(c) Each of the Company, Parent and Acquisition (for themselves and their respective affiliates) hereby acknowledges that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated by this Agreement. In the event the Company shall fail to pay Parent the Company Termination Fee or the Expenses or Parent shall fail to pay the Company the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 5.3.

(d) Notwithstanding anything to the contrary in this Agreement, (i) the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 5.3 or the guarantee thereof pursuant to the Guarantee shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Acquisition, OEP or any of their respective affiliates, stockholders, partners, members, directors, officers, or agents for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Acquisition and the failure of the Merger to be consummated in breach of this Agreement, and (ii) except for the survival of Section 5.1, Section 5.4 and Article VIII, upon payment of the Parent Termination Fee in accordance with this Section 5.3, none of Parent, Acquisition, OEP or any of their respective affiliates, stockholders, partners, members, directors, officers, or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and the Company and its affiliates shall be precluded from any other remedy against Parent, Acquisition or OEP and their respective affiliates, stockholders, partners, members, directors, officers, or agents, at Law or in equity or otherwise, and neither the Company nor any of its affiliates, stockholders, partners, members, directors, officers, or agents may seek to obtain any injunctive relief or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Acquisition or OEP or any of their respective affiliates, stockholders, partners, members, directors, officers, or agents in connection with this Agreement or the transactions contemplated hereby.

(e) In no event shall Parent be required to pay more than one Parent Termination Fee and in no event shall the Company be required to pay more than one Company Termination Fee.

5.4. Brokers or Finders.

(a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or its affiliates, except for Credit Suisse, whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

(b) Parent and Acquisition represent that no agent, broker, investment banker, financial advisor or other firm or person engaged by Parent or Acquisition is or will be entitled to receive from the Company or any of the Company’s Subsidiaries any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition except as set forth in the Senior Bank and Bridge Loan Commitment Letter and as set forth on Exhibit 5.4(b).

5.5. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall and shall cause the Surviving Corporation to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer (an “Indemnified Person”) of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnified Person with the consent of Parent, which consent will not be unreasonably withheld), judgments, fines and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation whether civil, criminal, administrative or investigative (each a “Claim”) to the extent arising out of or pertaining to: (x) the fact that such Indemnified Person is or was a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise; or (y) matters existing or occurring at or prior to the Effective Time (including this Agreement or any of the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Law. Without limiting the generality of the preceding sentence, in the event any Indemnified Person becomes involved in any Claim, after the Effective Time, (x) the Surviving Corporation shall pay as and when due on behalf of such Indemnified Person the legal and other expenses of such Indemnified Person (including the cost of any investigation and preparation incurred in connection therewith) after such statements therefor are received, subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled thereto, (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened Claim (and in which indemnification could be sought by such Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents, and (z) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) Parent and the Surviving Corporation agree that all rights to indemnification of liabilities (including advancement of expenses), and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the Company Articles or the Company’s bylaws, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the PBCL, the Company Articles or the Company’s bylaws, as the case may be, shall be made by independent legal counsel (whose fees and expenses shall be paid by Surviving Corporation) selected by such Indemnified Person and reasonably acceptable to Parent; and provided, further that nothing in this Section 5.5 shall impair any rights or obligations of any current or former director or officer of the Company or its Subsidiaries, including pursuant to the respective organizational documents of Parent or the Company, or their respective Subsidiaries, under the PBCL or otherwise.

(c) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions contemplated hereby “D&O Insurance”), covering Indemnified Persons who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies on terms no less advantageous to Indemnified Persons than such existing insurance; provided, that the Surviving Corporation shall not be required to pay an annual premium therefor in excess of 300% of the last annual premium paid prior to the date hereof (the “Current Premium”); provided, further, that if the existing D&O Insurance expires, is terminated or canceled, or if 300% of the Current Premium is insufficient to maintain or procure the coverage contemplated by this Section 5.5(c), during such six-year period, the Surviving Corporation will use its commercially reasonable efforts to obtain as much comparable insurance as can be obtained for 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers that have an insurer financial strength rating by A.M. Best Co. of at least “A,” which policies provide the Indemnified Persons with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions contemplated hereby, on terms that are no less advantageous to Indemnified Persons than the Company’s D&O Insurance existing immediately prior to the date hereof. If such prepaid policies have been obtained prior to the Effective Time, then the Surviving Corporation shall maintain such policies in full force and effect and continue the obligations thereunder.

(d) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives. This Section 5.5 shall not limit or adversely affect any rights any Indemnified Person may have under the Company’s or any of its Subsidiary’s organizational documents, under the PBCL or otherwise.

(e) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets (including for this purpose, the shares or other equity interests in a Subsidiary) to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or the acquirer of such properties and assets or interests) shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.5.

(f) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.5.

5.6. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this Agreement including, in the case of Parent and Acquisition, the arrangement of the Financing.

(b) If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the parties to this Agreement shall direct their respective officers and directors to take all such necessary action.

(c) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers and employees to provide all necessary cooperation reasonably requested by Parent or Acquisition (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries) in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing or any Alternative Financing (as hereinafter defined), including (i) by making available to Parent and Acquisition and such financing sources and their representatives and personnel (including for participation at organizational meetings, drafting sessions for offering memoranda and in road shows) personnel, representatives, documents and information of the Company and its Subsidiaries as may reasonably be requested by Parent or Acquisition or such financing sources (subject to the receipt of a customary confidentiality agreement or their agreeing in writing with the Company to be bound by the Confidentiality Agreement), (ii) if applicable, by cooperating with financing sources in achieving a timely offering and/or syndication of the Financing or any Alternative Financing reasonably satisfactory to Parent and Acquisition and such financing sources and (iii) by using commercially reasonable efforts to cause the Company’s independent accountants to provide any reports, consents and comfort letters reasonably requested in connection with the Financing or any Alternative Financing; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing or Alternative Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

(d) Parent and Acquisition shall use their respective reasonable best efforts to obtain financing for the transactions contemplated hereby on terms and conditions described in the Financing Letters, including their respective reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) satisfy on a timely basis all conditions applicable to Parent and Acquisition in such definitive agreements that are within their respective control. If any portion of the Bank Financing becomes unavailable on the terms and conditions described in the Senior Debt and Bridge Loan Commitment Letter for any reason, then Parent and Acquisition shall use their respective reasonable best efforts to obtain any such portion from alternative sources (the “Alternative Financing”); provided, that Parent and Acquisition shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate no less favorable to Parent, the Surviving Corporation and the stockholders of Parent than the terms of the Senior Debt and Bridge Loan Commitment Letter from financial sources at least as reputable as the financing sources providing the commitments pursuant to the Senior Debt and Bridge Loan Commitment Letter. Parent shall give the Company prompt written notice of any material breach by any party of the Senior Debt and Bridge Loan Commitment Letter of which it has knowledge or any termination of the Senior Debt and Bridge Loan Commitment Letter. Parent and Acquisition shall keep the Company informed of all material developments with respect to their respective efforts to arrange the financing for the transactions contemplated hereby and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Senior Debt and Bridge Loan Commitment Letter without (i) the prior written consent of the Company (acting through the Special Committee) if such amendment, modification or waiver would materially and adversely affect the likelihood that the Bank Financing contemplated thereby will be obtained and (ii) in the case of an amendment not covered by clause (i), notice to the Company.

5.7. Publicity. The parties hereto will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the Merger, the Financing or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties hereto have agreed that the Company may issue the press release attached hereto as Exhibit 5.7 promptly following the execution and delivery of this Agreement.

5.8. Consents and Approvals; State Takeover Laws.

(a) Parent, Acquisition and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”) and any other applicable Governmental Entity any notification required to be filed by it or its “ultimate parent” company under any applicable Competition Laws Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Such parties will use their reasonable best efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by any such Governmental Entity. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith.

(b) Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent, Acquisition or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement. The Company will use its reasonable best efforts to obtain prior to the Effective Time any consent, approval or waiver from third parties necessary to allow the Company and its Subsidiaries to continue operating their businesses as presently conducted as a result of the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, no party or its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, to make any commitment or to incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).

(c) Each party hereto agrees to use their respective reasonable best efforts to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of the HSR Act or any other applicable Competition Laws.

(d) Without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary or otherwise reasonably requested by Parent or Acquisition to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

(e) Parent agrees to take whatever action may be necessary to resolve any objections as may be asserted under the HSR Act or any other applicable Competition Laws with respect to the Merger. Notwithstanding anything in this Agreement to the contrary, no action taken by Parent pursuant to this Section 5.8(e) shall entitle Parent to any reduction of the Per Share Merger Consideration.

5.9. Notification of Certain Matters. Each party shall give prompt written notice to each other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or could reasonably be expected to cause any representation or warranty of such party contained in this Agreement that is qualified as to materiality being or becoming as of any time between the date of this Agreement and the Effective Time untrue or inaccurate at such time in any respect or any such representation or warranty that is not so qualified being or becoming as of any time between the date of this Agreement and the Effective Date untrue or inaccurate in any material respect, (d) the failure of it to comply with or satisfy in any material respect any obligation to be complied with or satisfied by it under this Agreement or (e) (i) the commencement or threat of, or any material development with respect to, any Company Litigation or any other action, suit, investigation, inquiry or proceeding or the issuance of an Order which relates to the consummation of the transactions contemplated hereby or (ii) the commencement or threat of, or any material development with respect to, any Company Litigation or any other action, suit, investigation, inquiry or proceeding or the issuance of any Order affecting the Company or any of its Subsidiaries or any of their respective properties or assets, which, if pending, threatened or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1. The delivery of any notice pursuant to this Section 5.9 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

5.10. Continuation of Employee Benefits. From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall honor in accordance with their terms all of the existing employment, severance, consulting, salary continuation and similar agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

5.11. Information Supplied by Company. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, in the case of the Proxy Statement, on the date it is first mailed to the holders of the Company Common Stock or on the date (the “Meeting Date”) of the related Special Meeting, or at the time of any amendment or supplement thereof, or in the case of the Schedule 13E-3, on the date that it is filed with the SEC, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement or the Schedule 13E-3 shall occur that is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be timely so described by the Company therein. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form, in all material respects, with the applicable provisions of the Exchange Act, and each document required to be filed by the Company with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by or on behalf of Parent or Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

5.12. Information Supplied by Parent. None of the information to be supplied by Parent and Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to the holders of Company Common Stock or on the Meeting Date, or at the time of any amendment or supplement thereof, and none of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time of its filing with the SEC, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to Parent or Acquisition, or with respect to information supplied by Parent or Acquisition specifically for inclusion in the Proxy Statement or the Schedule 13E-3, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, then Parent or Acquisition shall promptly notify the Company of the occurrence of such event, and to the extent required by Law, an appropriate amendment or supplement describing such event shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company. All documents that Parent and Acquisition are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act, and each document required to be filed by Parent or Acquisition with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

5.13. Preparation of the Proxy Statement; Special Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement, and the parties hereto shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Schedule 13E-3. The parties will cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company will use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and mailed to its shareholders as promptly as practicable after such filing, and the parties hereto will use their commercially reasonable efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing. Each party agrees to correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 which shall have become false or misleading in any material respect. The Company will as promptly as practicable notify Parent of (i) the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3 and (ii) any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The parties hereto shall provide each other with reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall consult with Parent in connection with the preparation of all such documents or responses and give due consideration to all comments reasonably proposed by Parent in respect of such documents and responses), prior to filing such documents with or sending such documents to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If, at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

(b) The Company shall, acting through its Board of Directors and in accordance with applicable Law and the Company Articles and the Company’s bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and, subject to Section 5.2, shall solicit proxies in favor of approval of this Agreement and the Merger. Subject to Section 5.2, the Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the Company’s shareholders and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.13(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 7.1, the Company’s obligations pursuant to the first sentence of this Section 5.13(b) shall terminate.

5.14. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld or delayed.

ARTICLE VI

CONDITIONS PRECEDENT

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, by each party hereto prior to the Effective Time of the following conditions:

(a) This Agreement shall have been adopted at the Special Meeting (or an adjournment thereof) by the Required Vote.

(b) (i) All applicable waiting periods (including any extensions thereof) under any Competition Law applicable to the transactions contemplated hereby shall have expired or been terminated, (ii) all actions required by, or filings required to be made with, any Governmental Entity under any such Competition Law that are necessary to permit the consummation of the transactions contemplated hereby shall have been taken or made, and (iii) all material consents, approvals and actions of, filings with, and notices to, all other Governmental Entities required of Parent, Acquisition or the Company or any of their respective Subsidiaries or other affiliates in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be; provided, however, that the condition set forth in this Section 6.1(b) may not be asserted by any party hereto whose breach of its obligations hereunder has resulted in a failure to obtain such required approval.

(c) No Law or Order shall be in effect that prevents or restricts the consummation of the Merger or the other transactions contemplated hereby; provided, that prior to invoking this condition, each party hereto shall use its reasonable best efforts to have any such legal prohibition or restraint removed.

6.2. Conditions to the Obligation of Parent and Acquisition to Effect the Merger. The obligation of Parent and Acquisition to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent and Acquisition, on or prior to the Effective Time, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of the Company (i) set forth in Section 3.1(b)(i) and (ii) of this Agreement (the “Specified Sections”) shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and (ii) set forth in this Agreement (other than the Specified Sections) shall be true and correct (provided that, any representation or warranty of the Company contained herein that is subject to a materiality, Company Material Adverse Effect or similar qualification shall not be so qualified for purposes of this paragraph), as of the Closing Date as though made on and as of the Closing Date (provided that to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except, in the case of this clause (ii) only, where the failure of such representations and warranties to be true and correct do not and would not reasonably be expected to have a Company Material Adverse Effect; and Parent and Acquisition shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect set forth in this paragraph.

(b) The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date and Parent and Acquisition shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect set forth in this paragraph.

(c) The Company shall have received all written consents, waivers and authorizations necessary to provide for the continuation in full force and effect after the Effective Time of all contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations of the Company and its Subsidiaries which, if not so continued as a result of the consummation of the Merger, would reasonably be expected to have a Company Material Adverse Effect; and Company shall have received all consents or made all filings necessary to provide for the continuation in full force and effect after the Effective Time of all material licenses listed on Section 3.1(f) of the Company Disclosure Schedule.

(d) There shall not have occurred after the date of this Agreement any event, circumstance, development, change or effect, or aggregation of events, circumstances, developments, changes or effects, that has or have had or would reasonably be expected to have a Company Material Adverse Effect, whether or not covered by insurance.

(e) The Bank Financing shall be available for borrowing on the Closing Date on the terms and conditions set forth in the Senior Bank and Bridge Loan Commitment Letter or by way of the Alternative Financing; provided, however, that the condition set forth in this Section 6.2(d) may not be asserted by Parent or Acquisition if the Bank Financing is unavailable due to the breach in any material respect by (i) Parent or Acquisition of their respective obligations hereunder or (ii) OEP of its obligations under the Equity Commitment Letter.

6.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, on or prior to the Effective Time, to the extent permitted by applicable Law:

(a) The representations and warranties of Parent and Acquisition set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Acquisition set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and the Company shall have received a certificate signed on behalf of Parent and Acquisition by an executive officer of each of them to the effect set forth in this paragraph.

(b) Parent and Acquisition shall have performed in all material respects the obligations required to be performed by them under this Agreement on or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent and Acquisition by an executive officer of each of them to the effect set forth in this paragraph.

ARTICLE VII

TERMINATION; ABANDONMENT; AMENDMENT

7.1. Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Shareholder Approval:

(a) by mutual written consent of the Company, Parent and Acquisition;

(b) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has become final and non-appealable and has the effect of making the consummation of the Merger illegal or that otherwise prohibits consummation of the Merger;

(c) by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on the later of (i) January 21, 2007 or (ii) the earlier of (A) March 21, 2007 and (B) thirty (30) days following the receipt of all required regulatory approvals in connection with this Agreement and the transactions contemplated hereby (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(d) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Section 6.1 or Section 6.2(b) would not be satisfied (in either case, other than as a result of a material breach by Parent or Acquisition of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of 30 days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such 30 day period extend beyond the second day preceding the Termination Date);

(e) by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the conditions set forth in Section 6.1 or Section 6.3(b) would not be satisfied (in either case, other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of 30 days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such 30 day period extend beyond the second day preceding the Termination Date);

(f) by Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company shall have failed to recommend to the Company’s shareholders that they approve this Agreement, the Merger and the transactions contemplated hereby at the Special Meeting, (iii) a tender or exchange offer that would constitute a Company Acquisition Proposal is commenced on or after the date of this Agreement and the Board of Directors of the Company or any committee thereof fails to recommend against such tender or exchange offer by the shareholders of the Company (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the shareholders of the Company) within ten business days from the commencement thereof, (iv) the Company shall have failed to call the Special Meeting in accordance with Section 5.13 or shall have failed to deliver the Proxy Statement in accordance with Section 5.13 such that the Special Meeting cannot be held at least three (3) Business Days prior to the Termination Date or (v) if the Board of Directors of the Company or any committee thereof resolves to take any of the foregoing actions;

(g) by the Company, at any time prior to obtaining the Company Shareholder Approval, upon the Board of Directors of the Company (acting through the Special Committee if such committee still exists) resolving to enter into, subject to the terms of this Agreement, including Section 5.3, a definitive agreement containing a Company Acquisition Proposal by a third party; provided, that (i) the Board of Directors of the Company (acting through the Special Committee if such committee still exists) shall not so resolve unless (A) the Company shall have complied with its obligations under Section 5.2, (B) the Board of Directors of the Company shall have determined in good faith (after consultation with its independent financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Superior Proposal, and (C) the Company shall have fully negotiated the final terms of such Company Acquisition Proposal; (ii) immediately following the Board of Directors of the Company (acting through the Special Committee if such committee still exists) so resolving, the Company shall have so notified Parent and provided to Parent in writing the identity of the Person making, and the final terms and conditions of, such Company Acquisition Proposal; (iii) such termination pursuant to this Section 7.1(g) shall not be effective until the end of the fifth Business Day after Parent’s receipt of notice of the final terms and conditions of such Company Acquisition Proposal (or longer as required by Section 5.2), and such termination shall be deemed rescinded unless at least five (5) Business Days after such notice is received by Parent, and taking into account any revised proposal made by Parent after receipt of such notice, the Board of Directors of the Company determines in good faith (after consultation with its independent financial advisors and outside counsel) that such Superior Proposal remains a Superior Proposal; and (iv) the Company shall have the right to enter into such a definitive agreement (a “Permitted Alternative Agreement”) containing a Company Acquisition Proposal during the period commencing upon the Board of Directors of the Company so resolving in accordance with this Section 7.1(g) and ending upon the termination of this Agreement pursuant to this Section 7.1(g) so long as (A) the effectiveness of such agreement is conditioned upon the Company complying with its obligations under Section 5.2, Section 5.3 and this Section 7.1(g), (B) the effectiveness of such agreement is conditioned upon the termination of this Agreement pursuant to this Section 7.1(g), (C) the effectiveness of such agreement shall be conditioned upon the Board of Directors resolving, at least five (5) Business Days after the notice referred to in clause (iii) above is received by Parent, and taking into account any revised proposal made by Parent after receipt of such notice, in good faith (after consultation with its independent financial advisors and outside counsel) that such Superior Proposal remains a Superior Proposal and (D) immediately following the execution of such agreement, such agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent; or

(h) by Parent or the Company, if the Special Meeting is held and the Company fails to obtain the Company Shareholder Approval at the Special Meeting (or any reconvened meeting after any adjournment thereof); provided that the right to terminate under this Section 7.1 shall not be available to the Company if the Company is in material breach of its obligations under Sections 5.2 or 5.13 in a manner that could reasonably be expected to adversely affect the result of the Special Meeting.

     Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties specifying such provision by which such termination is being made.

7.2. Effect of Termination. In the event of any termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or shareholders, except that (a) the last sentence of Section 5.1, Section 5.3, Section 5.4, the last sentence of Section 5.6(c), this Section 7.2 and Article VIII shall remain in full force and effect and survive such termination and (b) no such termination shall relieve any party from liability for a material and willful breach of any term or provision hereof. Notwithstanding anything in this Agreement to the contrary, no party shall be liable for any punitive, consequential, special or exemplary damages.

ARTICLE VIII

MISCELLANEOUS

8.1. Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive in accordance with their terms).

8.2. Specific Performance. Except as provided in Section 5.3(d), the parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

8.3. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

(a) if to Parent or Acquisition, to it:

c/o One Equity Partners II, L.P. 320 Park Avenue, 18th Floor New York, NY 10022 Attention: James Rubin and Daniel Selmonosky Facsimile: (212) 277-1533

with a copy to:

Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Attention: Carmen J. Romano, Esquire Facsimile: (215) 994-2222

and

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Robert J. Raymond, Esquire Facsimile: (212) 225-3999

(b) if to the Company, to:

NCO Group, Inc. 507 Prudential Road Horsham, PA 19044 Attention: Joshua Gindin, Esquire Facsimile: (215) 441-3931

with a copy to:

Blank Rome LLP One Logan Square Philadelphia, PA 19103 Attention: Lawrence R. Wiseman, Esquire Facsimile: (215) 832-5549

and

Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, TN 37238 Attention: Bob Thompson, Esquire Facsimile: (615) 742-2762

8.4. Interpretation; Definitions. As used herein, the words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase “to the Knowledge of” any Person or any similar phrase means the actual knowledge of: (i) with respect to the Company, the persons identified in Section 8.4 of the Company Disclosure Schedule and (ii) with respect to any other Person, the executive officers and directors of such Person. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

8.5. Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedules, annexes and exhibits hereto, together with the confidentiality and nondisclosure provisions of the Confidentiality Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the confidentiality and nondisclosure provisions of the Confidentiality Agreement which shall survive the execution and delivery of this Agreement). This Agreement shall be binding upon and inure to the benefit of each party hereto and to their respective successors and permitted assigns, and, except as provided in Sections 5.3(b), 5.3(d) and 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No shareholder or affiliate of any party shall have any liability for any obligation of such party hereunder.

8.7. Amendment. This Agreement may be amended, modified or supplemented, only by written agreement of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, that, after Company Shareholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the shareholders of the Company without so obtaining such further shareholder approval.

8.8. Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting through the Special Committee if such committee still exists), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts required hereby, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.9. Governing Law. This Agreement, the Merger and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

8.10. Jurisdiction.

(a) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

8.11. Assignment. No party hereto shall assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any attempted assignment in violation of the foregoing shall be null and void.

8.12. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction, by final judgment no longer subject to review, to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE COMPANY:

NCO GROUP, INC.

By: /s/ John R. Schwab

Name: John R. Schwab Title: Executive Vice President, Finance and Chief Financial Officer
PARENT:

COLLECT HOLDINGS, INC.

By: /s/ Daniel Selmonosky

Name: Daniel Selmonosky Title: President

ACQUISITION:

COLLECT ACQUISITION CORP.
By:	/s/ Jamie Rubin
____________________________________________________
Name: Jamie Rubin Title: Secretary